Exhibit 99.1

PART II, Item I - "Legal Proceedings" of a Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 filed by NL Industries, Inc. (File No. 1-640)

       Reference is made to the 1996 Annual Report and NL's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 for descriptions of certain previously-reported legal proceedings.

       Wright v. Lead Industries, et al., (Nos. 94 363042 and 363043). In October 1997 the Maryland court of appeals affirmed the previously-reported summary judgment in defendants' favor. The time in which plaintiffs' may seek to review the court of appeals decision has not yet expired.

       Gates v. American Cyanamid Co., et al., (No. I1996-2114). In October 1997 plaintiffs indicated that they intend to dismiss this case with prejudice as to all defendants.

       Ritchie v. NL Industries, et al., (No. 5:96-CV-166). In August 1997 plaintiffs dismissed the complaint with prejudice against all defendants.

       Gould v. NL Industries, Inc., (No. 91-1091) ("Gould Superfund Site", Portland, Oregon). The U.S. EPA, NL and other PRPs are negotiating the terms of a consent decree to perform the remedial action selected in the amended record of decision. Trial in the action for contribution among the PRPs, previously set for September 1997, has been rescheduled for January 1998.

       Granite City Superfund Site.  In September 1997, the U.S. EPA informed
NL that past and future cleanup costs are estimated to total approximately $63.5 million.

       Cherokee County Sites. In August 1997 the U.S. EPA issued the record of decision for the Baxter Springs and Treece subsites. The U.S. EPA has estimated that the selected remedy will cost approximately $7.1 million.

       State of Illinois vs. NL Industries. Inc. et al., (No. 88-CH-11618). In August 1997 the trial court dismissed the case. The State has filed a notice of appeal.

       Flacke v. NL Industries, Inc., (No. 1842-80). The case has been settled within previously accrued amounts.

       Rhodes, et al. v. ACF Industries, Inc., et al., (No. 95-C-261). An agreement in principle has been reached settling this matter, with NL being indemnified by another party.